Exhibit 99.1

Contact:	Kit M. Cole, Chairman / CEO San Rafael Bancorp – 415 460-2760
Mark Garwood, President / Co-CEO, Tamalpais Bank – 415 454-1212

San Rafael Bancorp Announces 2.5 Cent Per Share Dividend and

Opens a Tamalpais Bank Branch In North San Rafael

(San Rafael, California, June 7, 2004) - San Rafael Bancorp (“Company”), parent company of Tamalpais Bank (“Bank”), approved a 2.5-cent per share dividend at its June 1, 2004 Board meeting. The record date for shareholders is June 30, 2004 and the dividend is payable July15, 2004. “We want to continue rewarding our shareholders who support us.  The Company and the Bank remain well-positioned to continue their financial growth and the expansion of their retail branch network,” said Kit M. Cole, Chairman / CEO of San Rafael Bancorp and Chairman / Co-CEO of Tamalpais Bank.

In addition, Mark Garwood, President and Co-CEO of Tamalpais Bank, announces the opening of their Northgate Shopping Center branch located in North San Rafael, California. This 2,500 square foot business and personal financial center is their Bank’s fifth branch in Marin County. The Northgate branch location is 630 Las Gallinas Avenue across from Macy’s, and will serve the Terra Linda, Marinwood, Lucas Valley, Civic Center and Santa Venetia areas. The full service branch includes an investment center, Internet café, and kid’s zone. “We invite the public to come into the branch, meet our staff and enter a drawing for a weekend stay for two at the Sonoma Mission Inn during our grand opening celebration which continues through July,” says Garwood.

Tamalpais Bank, with branches in Mill Valley, Greenbrae, San Anselmo, now has two branches in San Rafael. In the past 18 months the Bank has opened four branches and is midway through its expansion plans for Marin County. The Bank had $337 million in assets with $267 million in loans and  $211 million in deposits as of March 31, 2004.  For further information please contact Mark Garwood at (415) 454-1212.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of San Rafael Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) other risks detailed in the San Rafael Bancorp filings with the Securities and Exchange Commission.